FREIT Announces Quarterly and Special Dividend

HACKENSACK, NJ, July 13, 2023 – On July 12, 2023, the Board of Directors of First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Trust”) declared a third quarter ordinary dividend of $0.05 per share. Additionally, the Board of Directors declared a special dividend of $0.25 per share to distribute funds released in Fiscal 2023 from a post-closing rent escrow established in connection with the sale of the Trust’s Maryland properties. The total dividend of $0.30 per share on the Common Stock of the Trust will be paid on September 15, 2023 to holders of record of said shares at the close of business on September 1, 2023. The Board of Directors will continue to evaluate the dividend on a quarterly basis and there can be no assurance that dividends will be declared for any future period. In addition, the amount of the dividends declared on July 12, 2023 is not necessarily indicative of the amount of any dividends that may be declared in the future.

The statements in this press release, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in FREIT’s filings with the SEC including FREIT’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

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